Ratio of Combined Fixed Charges and Preferred Stock Dividends (000's)

                                      For the Year   For the Year   For the Year  For the Year      For the Ten      For the Nine
                                          Ended          Ended          Ended         Ended        Months Ended      Months Ended
                                      February 28,   February 29,   February 28,  February 28,     December 31,     September 30,
                                          1995           1996           1997          1998             1998              1999
                                      ------------   -----------   --------------- -----------     ------------     -------------
Income (loss) from continuing
  operations before other items.......   (25,583)     (43,757)        (95,608)      (196,364)      (492,776)         603,856
Fixed charges and preferred stock
  dividends:
Interest, whether expensed or
  capitalized.........................     9,328       36,045          79,659        124,288        163,227          234,712
Preferred stock dividend requirements.         -          232           1,221          1,271          1,623            9,126
                                      -------------  ------------     ---------   -----------   -------------      ---------
Total fixed charges and preferred
  stock dividends.....................     9,328       36,277          80,880        125,559        164,850          243,838

Adjusted earnings (losses)............   (16,255)      (7,480)        (14,728)       (70,805)      (327,926)         847,694
Fixed charges and preferred
  stock dividends.....................     9,328       36,277          80,880        125,559        164,850          243,838
                                      -------------  ------------     ---------   -----------   -------------      ---------
Ratio of earnings to fixed charges
  and preferred stock dividends.......         -            -               -              -              -             3.48
Dollar amount of coverage deficiency..   (25,583)     (43,757)        (95,608)      (196,364)      (492,776)               -
                                      -------------  ------------     ---------   -----------   -------------      ---------